Exhibit 10.20

6 June 2017

DOMICILIARY AGENCY AGREEMENT

between

as Issuer

and

BNP Paribas Fortis SA/NV

as Domiciliary Agent

Euronav NV – Domiciliary Agency Agreement Execution Version 06 June 2017

1.	INTERPRETATION	2
2.	APPOINTMENT AND DUTIES	3
3.	THE TREASURY NOTES	4
4.	ISSUE OF TREASURY NOTES	4
5.	PAYMENT & SETTLEMENT	6
6.	MISCELLANEOUS DUTIES OF THE DOMICILIARY AGENT	8
7.	THE CALCULATION AGENT	9
8.	REPRESENTATIONS AND UNDERTAKINGS OF THE ISSUER	9
9.	INDEMNITY	10
10.	RECOURSE TO THE ISSUER	11
11.	TERMINATION – RESIGNATION – SUCCESSION	12
12.	FEES	13
13.	MISCELLANEOUS	13
14.	NOTICES	14
15.	GOVERNING LAW & JURISDICTION	15

Euronav NV – Domiciliary Agency Agreement Execution Version 06 June 2017

BETWEEN

Euronav NV, a limited liability company (“naamloze vennootschap” / “société anonyme”) incorporated under the laws of Belgium and having its registered office at De Gerlachekaai 20, 2000 Antwerp, enterprise number 0860.402.767 (RPR/RPM Antwerpen) (hereinafter referred to as the “Issuer”);

AND

BNP Paribas Fortis SA/NV, a credit institution validly existing under the laws of the Kingdom of Belgium, having its registered office at Montagne du Parc 3, B-1000 Brussels, Belgium, enterprise number 0403,199,702 (RPM/RPR Brussels) (the “Domiciliary Agent”).

WHEREAS,

(i)	The Issuer has, further to a decision of its board of directors dated 6 June 2017, established a Multi-currency Short Term Treasury Notes Programme for the issue of Treasury Notes denominated in Euro or in USD or in any other foreign currency, subject to the Terms and Conditions of the Treasury Notes (the “Conditions”) set out in the Information Memorandum (as defined below) and in accordance with the law of 22 July 1991 relating to billets de trésorerie et certificats de dépôt / thesauriebewijzen en depositocertificaten, as amended, and the royal decree of 14 October 1991 relating to billets de trésorerie et certificats de dépôt / thesauriebewijzen en depositocertificaten, as amended.

(ii)	The Issuer has appointed BNP Paribas Fortis SA/NV, which has accepted, to act as Dealer pursuant to the dealer Agreement dated 6 June 2017, as amended or/and supplemented from time to time (the ”Dealer Agreement’).

(iii)	The Issuer, the Domiciliary Agent and the National Bank of Belgium (“NBB”) have executed the Clearing Agreement (as defined below) in relation to the clearing of the Treasury Notes to be issued by the Issuer.

THE PARTIES HERETO AGREE AS FOLLOWS:

1.	INTERPRETATION

(a)	In this Agreement, unless the contrary intention appears, a reference to:

(i)	a provision of a law is a reference to that provision as amended, extended, applied or re-enacted and includes any subordinate legislation;

(ii)	a Clause or a Schedule is a reference to a clause of or a schedule to this Agreement;

(iii)	a person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, joint venture or consortium), government, state, agency, organisation or any other entity whether or not having separate legal personality, and references to any person shall include its successors in title, permitted assigns and permitted transferees;

(iv)	assets includes present and future properties, revenues and rights of every description;

(v)	an authorisation includes any authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration;

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(vi)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(vii)	Programme Agreements means, within the framework of the Programme, the Dealer Agreement, any agreement for a Note Transaction, the Domiciliary Agency Agreement, and the Clearing Agreement; and

(viii)	any Programme Agreement or other document is a reference to that Programme Agreement or other document as amended, novated, restated, superseded or supplemented.

(ix)	“Note Transaction” means the issue by the Issuer and the subscription by a Dealer of Treasury Note(s).

(x)	“Information Memorandum” means the information memorandum dated 6 June 2017,containing information about the Issuer and the Treasury Notes (including information incorporated therein by reference), as prepared by or on behalf of the Issuer pursuant to Article 5 of the Treasury Notes Law for use by the Dealers in connection with the transactions contemplated by this Agreement, as the same may be amended, supplemented, updated and/or substituted from time to time.

(xi)	“Clearing Agreement” means the Service contract concerning the issue of dematerialised treasury certificates and certificates of deposit dated on or about the date hereof and made between the NBB, the Issuer and the Domiciliary Agent, as amended, supplemented, or/and updated from time to time.

(b)	Each capitalised term used in this Agreement shall, unless the context otherwise requires, have the meaning given to such term in the Information Memorandum.

(c)	In case of any discrepancy between this Agreement and the Clearing Agreement, the Clearing Agreement shall prevail.

(d)	The index to and the headings in this Agreement are for convenience only and may not be considered in construing this Agreement.

2.	APPOINTMENT AND DUTIES

2.1	Appointment

Upon and subject to the terms of this Agreement, the Issuer hereby appoints the Domiciliary Agent:

(a)	as its domiciliary agent to represent and act as agent for the Issuer in the Clearing System, and to perform all obligations imposed on it by this Agreement, the Conditions and the Clearing Agreement (or, if applicable, any clearing agreement to be concluded with such successor operator of the Clearing System);

(b)	as its paying agent for the purpose of paying sums due on the Treasury Notes in accordance with the provisions of the Conditions and this Agreement and performing all other duties and obligations imposed on it by the Conditions and this Agreement; and

(c)	to act as calculation agent in accordance with this Agreement and the Conditions.

The Domiciliary Agent accepts such appointments.

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2.2	Role of the Domiciliary Agent

(a)	The Domiciliary Agent shall only be obliged to perform such duties as set out in this Agreement, the Clearing Agreement and the Conditions and any duties necessarily incidental thereto. No implied duties or obligations shall be read into any such documents. The Domiciliary Agent shall not be obliged to perform additional duties unless it shall have previously agreed to perform such duties. The Domiciliary Agent shall, in general, not be under any obligation to take any action in relation to its appointment which it expects will result in any expense or liability for the Domiciliary Agent, the payment of which the Domiciliary Agent, after having consulted with the Issuer, reasonably believes is unlikely to be obtained by it from the Issuer in due time upon request.

(b)	The Domiciliary Agent shall perform the duties imposed on the Issuer in the Clearing Agreement, in which respect it shall only act as agent, and in accordance with the instructions, of the Issuer.

(c)	The Domiciliary Agent shall act in accordance with good banking practices and shall be entitled to deal with each amount received by it hereunder in the same manner as other amounts paid to it as banker by its customers provided that (i) it shall not exercise any lien, right of set-off or similar claim in respect thereof and (ii) it shall not be liable to any person for interest thereon.

(d)	The Domiciliary Agent shall not be:

(i)	liable for any action taken, suffered or omitted to be taken, provided that the Domiciliary Agent has acted with reasonable care and diligence and in accordance with the terms of this Agreement, the Conditions, the Clearing Agreement and good banking practices;

(ii)	liable for or in respect of any action taken, omitted to be taken or anything suffered by it relying upon any transfer, notice, consent, certificate, affidavit, statement or other paper or document, reasonably and according to good banking practices believed by it to be genuine and to have been signed by authorised persons;

(iii)	responsible to ensure the Programme Maximum Amount is respected, and shall not incur any liability whatsoever in this respect; and

(iv)	responsible for the use of the proceeds of the Treasury Notes by the Issuer.

3.	THE TREASURY NOTES

The Treasury Notes will be issued in dematerialised form under the treasury note regime set out by the Treasury Notes Law and the Treasury Notes Decree. Treasury Notes may be issued in Euro or USD or, subject to (i) the terms of the Dealer Agreement, (ii) the written consent of the Domiciliary Agent on such currency and (iii) compliance with any applicable legal and regulatory requirements (including the rules of the Clearing System), in any other any other Foreign Currency, and in each case at least in the minimum denomination set out in the Conditions.

4.	ISSUE OF TREASURY NOTES

4.1	Conditions precedent

The obligations of the Domiciliary Agent in respect of each issue of Treasury Notes under this Agreement are subject to the satisfaction of the following conditions precedent:

(a)	the Domiciliary Agent shall have received all information, documents or instructions that are necessary or relevant in relation to the proposed issue in due time before such issue;

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(b)	each Programme Agreement is in full force and effect;

(c)	the Issuer shall have complied with its obligations and undertakings under this Agreement and the other Programme Agreements, other than obligations or undertakings that are not material in the context of this Agreement;

(d)	the Domiciliary Agent shall have received a signatory list of persons entitled to give instructions or take decisions on behalf of the Issuer together with a list of their specimen signatures; and

(e)	the proposed issue of Treasury Notes complies with the rules and regulations imposed by the NBB and applicable at the time of the proposed issue.

4.2	Issue procedure

(a)	When an agreement has been reached between a Dealer, the Issuer and an investor, the Issuer shall, or shall procure such Dealer will:

(i)	as soon as possible (but in any event not later than 2.00 p.m.( CET) on the Business Day before the proposed Issue Date for Treasury Notes denominated in euro and 2.00 p.m. (CET) on the second Business Day before the proposed Issue Date for Treasury Notes denominated in any Foreign Currency (or such later time as may be agreed between the Issuer and the Domiciliary Agent)), contact the Domiciliary Agent by phone in order to confirm to the Domiciliary Agent the following information in respect of the Treasury Notes to be issued: name of the Issuer, name of the Dealer, principal or nominal amount, issue amount, interest rate or discount, issue date, maturity date and settlement instructions (as set out in the form of Trade Confirmation comprised as Schedule 5 to the Dealer Agreement); and

(ii)	as soon as possible (but in any event not later than 6.00 p.m.(CET) on the Business Day before the proposed Issue Date for Treasury Notes denominated in euro and 6.00 p.m (CET) on the second Business Day before the proposed Issue Date for Treasury Notes denominated in any Foreign Currency (or such later time as may be agreed between the Issuer and the Domiciliary Agent)) send a completed trade confirmation by e-mail (such confirmation being executed by the Issuer if the e-mail is sent by the relevant Dealer), substantially in the form of the Trade Confirmation attached as Schedule 5 to the Dealer Agreement).

(b)	Upon receipt by the Domiciliary Agent of the necessary information in accordance with paragraph (a) above, the Domiciliary Agent shall:

(i)	request the allocation of an ISIN-code to the Treasury Notes proposed to be issued;

(ii)	notify the NBB of the proposed issue of Treasury Notes and the financial terms and conditions of such Treasury Notes;

(iii)	provide the NBB with the Descriptive Card at the latest at 11.00 a.m. (CET) on the Issue Date of such Treasury Notes, in case the Treasury Notes are denominated in euro, and at 11.00 a.m (CET). on the Business Day before the Issue Date of such Treasury Notes, in case the Treasury Notes are denominated in any Foreign Currency (or provide such other information or at such other time as from time to time agreed with or imposed by the NBB);

(iv)	take any other step that may be necessary in order to ensure the creation, issuance and settlement of the Treasury Notes proposed to be issued; and

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(v)	instruct the Clearing System to transfer the Treasury Notes on the Issue Date free of payment to the securities account(s) of the Domiciliary Agent that it has designated for this purpose.

(c)	The Domiciliary Agent shall instruct the Clearing System, Euroclear and/or Clearstream, Luxembourg, as applicable, to transfer against payment the Treasury Notes on the Issue Date to the securities accounts of the relevant Dealers, the relevant purchasers of Treasury Notes or the participants in the Clearing System through which they will hold the Treasury Notes, as applicable and in accordance with the regulations of the Clearing System.

(d)	Upon receipt of the purchase price by the Domiciliary Agent on its account with the NBB or otherwise (on a delivery versus payment basis with the relevant Dealer), the Domiciliary Agent shall credit the Issuer's account n° BE20 0014 0339 1956 at BNP Paribas Fortis SA/NV, Brussels (BIC: GEBEBABB) (the “Issuer’s Account”) with the purchase price for same day value as the Business Day of receipt.

4.3	Cancellation of issue

(a)	If for any reason the Issuer wishes to cancel a proposed issue of Treasury Notes, the Issuer shall notify the Domiciliary Agent and the relevant Dealer immediately, in any case before 10 a.m. (Brussels time) on the Issue Date of such Treasury Notes, in case the Treasury Notes are denominated in euro, and before 10 a.m. (Brussels time) on the Business Day before the Issue Date of such Treasury Notes, in case the Treasury Notes are denominated in any Foreign Currency (or such other time as from time to time agreed with or imposed by the NBB), after which time no such cancellation shall be possible.

(b)	Upon receipt of a written confirmation before the time limit set out in paragraph (a), the Domiciliary Agent shall contact the NBB and notify it of the cancellation of the proposed issue (and the Descriptive Card) pertaining thereto.

(c)	The Issuer shall indemnify and hold harmless the Domiciliary Agent and the relevant Dealer for any costs, expenses or liabilities incurred by them in relation to such cancellation.

4.4	Communication in respect of issues

For the purpose of this clause, the Domiciliary Agent shall be entitled, save in case of manifest error or fraud, to comply with a telephone communication subsequently confirmed by telefax or e-mail, from a person whom such Domiciliary Agent believes, acting with reasonable care and in accordance with good banking practice, to have been duly authorised by the Issuer to act on its behalf in relation to the issue of Treasury Notes.

5.	PAYMENT & SETTLEMENT

5.1	Payments to the Agent

(a)	On any date on which a payment is due in respect of the Treasury Notes, the Domiciliary Agent will make the relevant payments due in respect of the Treasury Notes itself or through the Clearing System to the extent the amount standing to the credit (including any overdraft facilities available) of the Issuer’s Account is sufficient to make all payments due.

(b)	To allow the Domiciliary Agent to make such payments, the Issuer shall ensure that the Issuer’s Account is credited for value at the latest the relevant Interest Payment Date or Maturity Date in immediately available freely transferable funds and in the currency in which the payment due under the relevant Treasury Notes should be made, or has a credit balance that is, together with any overdraft facilities available, at least equal to, the amount due on such date in respect of the Treasury Notes.

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(c)	To this effect, the Issuer will, if any such transfer of funds is made, at the latest at 12.00 a.m. (noon) (CET) on the Business Day prior to any date on which a payment is due, confirm to the Domiciliary Agent, if requested by the Domiciliary Agent, that either the credit balance, including any overdraft facilities available, of the Issuer’s Account will be sufficient or that it has given irrevocable instructions for the transfer of such funds to be made to the Issuer’s Account or, in case of payments to be made in a Foreign Currency and if instructed by the Domiciliary Agent, the relevant cash account of the Domiciliary Agent with its relevant correspondent depending on the currency of the Treasury Notes, and confirm, in such case, the name and account of the bank through which such transfer will be made.

(d)	The Issuer will provide evidence of the transfer instructions, if any, referred to in paragraph (c) above to the Domiciliary Agent. If the Domiciliary Agent has not received any such confirmation by 2.00 p.m. (CET) on the Business Day prior to such due date, the Issuer and the Domiciliary Agent will liaise in good faith to agree on a remedy for this situation.

5.2	Payments to the Treasury Noteholders & Settlement

(a)	Payments to the Treasury Noteholders

Upon receipt of the funds from the Issuer and on the relevant Maturity Date or, if applicable, Interest Payment Date, the Domiciliary Agent:

(i)	shall (and is authorised by the Issuer to) debit the Issuer’s Account with the amount due in respect of the Treasury Notes on such date; and

(ii)	shall

(a)	in respect of payments on Treasury Notes denominated in euro, allow the NBB to debit the Domiciliary Agent’s account with the Clearing System with the amount due (rounded up or down in accordance with Clause 4 of the Clearing Agreement) in respect of such Treasury Notes on such date, for payment, if applicable after deduction of Withholding Tax, to the relevant Treasury Noteholders; or

(b)	in respect of payments on Treasury Notes denominated in any Foreign Currency:

(i)	pay the amounts due to the relevant Treasury Noteholders, on the basis of the amounts registered on their account at the end of the third Business Day prior to the relevant Interest Payment Date or Maturity Date; and

(ii)	allow the NBB to debit the account of the Domiciliary Agent with the amount of Withholding Tax (if any) due (rounded up or down in accordance with Clause 4 of the Clearing Agreement) in respect of such payment.

(b)	Settlement

In case of payments made at the occasion of maturity of the relevant Treasury Notes, and provided the transactions referred to above have been settled, the securities account of the relevant Treasury Noteholder shall be debited to cancel the amount of Treasury Notes that have been redeemed.

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5.3	Late or insufficient payment by the Issuer

If for any reason, prior to 2.00 p.m. (CET) on the Business Day prior to the date on which a payment is due, (i) the amount paid by the Issuer to the Domiciliary Agent is insufficient to allow the payment of all amounts due in respect of the Treasury Notes (other than by reason of the gross negligence, wilful misconduct or breach of this Agreement by the Domiciliary Agent) or (ii) if the Domiciliary Agent, after having consulted with the Issuer, reasonably estimates that it will not receive the amounts due on the date on which the payment is due or (iii) the situation referred to in Clause 5.1(d) has not been remedied to the reasonable satisfaction of the Domiciliary Agent:

(a)	the Domiciliary Agent shall not be bound to satisfy or pay any claim until either the Domiciliary Agent has received from the Issuer, the full amount thereof or other arrangements satisfactory to the Domiciliary Agent have been made; and

(b)	the Domiciliary Agent will be entitled to give notice to the NBB in accordance with Clause 7 of the Clearing Agreement, or to otherwise suspend the payment processes set out in paragraph (a) of Clause 5.2 above.

5.4	Miscellaneous

(a)	If the Maturity Date or, if applicable, the relevant Interest Payment Date for any Treasury Note is not a Business Day, payment in respect of such Treasury Note will not be made and credit or transfer instructions shall not be given until the next following Business Day and the Treasury Noteholder shall not be entitled to any interest or other sums in respect of such postponed payment.

(b)	The Domiciliary Agent may, subject to the prior consent of the Issuer, suspend, postpone or refuse to make payments or to settle payments regarding Treasury Notes issued under the Programme when it deems the settlement risk involved to be too important.

6.	MISCELLANEOUS DUTIES OF THE DOMICILIARY AGENT

(a)	The Domiciliary Agent shall provide the NBB on behalf of the Issuer with any information required pursuant to Clause 2.1 and 3.1 of the Clearing Agreement.

(b)	The Domiciliary Agent shall, and is authorized by the Issuer to make the Information Memorandum and the Descriptive Card available to any persons upon request (subject to the selling restrictions set out in the Information Memorandum).

(c)	The Domiciliary Agent shall keep full and complete record of all Treasury Notes and of their payment and cancellation and shall make such records available to the Issuer as the Issuer may request from time to time.

(d)	The Domiciliary Agent shall inform the Issuer promptly at cost of the Issuer (and in no event later than five Business Days after reception by it) of:

(i)	any notice received by it from holders of Treasury Notes pursuant to the provisions under Condition 15 (Events of Default) of the Treasury Notes; and

(ii)	any other notice or communication received by it and addressed to the Issuer in connection with the Treasury Notes and having an effect on the interests of the Issuer, including any notice of any legal action or proceeding which may be brought against the Issuer.

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7.	THE CALCULATION AGENT

The Domiciliary Agent shall in respect of the Treasury Notes bearing interest at a floating rate (i) obtain such quotes and rates and/or make such determinations, calculations, adjustments, notifications and publications as may be required to be made by it by the Conditions at the times and otherwise in accordance with the Conditions and (ii) maintain a record of all quotations obtained by it and of all amounts, rates and other items determined or calculated by it and make such record available for inspection at all reasonable times by the Issuer.

8.	REPRESENTATIONS AND UNDERTAKINGS OF THE ISSUER

(a)	The Issuer shall comply with their obligations under the Treasury Notes Law and the Treasury Notes Decree. In particular, the Issuer shall prepare all supplements to the Information Memorandum, financial statements, periodical reports, and other documents to be annexed with the Information Memorandum in accordance with Article 5 of the Treasury Notes Law and Articles 16 or 22 of the Treasury Notes Decree.

(b)	The Issuer shall from time to time upon request provide the Domiciliary Agent with:

(i)	sufficient copies of the Information Memorandum and all supplements thereto, financial statements, periodical reports, and other documents to be annexed therewith; and

(ii)	sufficient copies of all other documents required to be available for inspection as provided in the Information Memorandum.

(c)	The Issuer undertakes:

(i)	to comply with the rules and regulations of the Clearing System;

(ii)	to comply with its obligations under this Agreement and the Clearing Agreement;

(iii)	to not issue Treasury Notes if such issue would lead to a total outstanding principal amount of Treasury Notes exceeding the Programme Maximum Amount (or its equivalent in any other relevant currency);

(iv)	to not to (i) amend the Conditions from time to time or (ii) increase the Programme Maximum Amount, without having received the prior written consent of the Domiciliary Agent (such consent not to be unreasonably withheld or delayed);

(v)	to ensure to not trade at any time, and then not issue:

(a)	Treasury Notes for value on a business day for which the sum of the net proceeds of the Treasury Notes expected to be issued on that business day would exceed EUR 20,000,000 (or the equivalent in case of Treasury Notes issued in currencies other than EUR); and

(b)	Treasury Notes if the sum of the redemption amount of each Treasury Note to be redeemed on a business day would exceed EUR 20,000,000 for such business day (or the equivalent in case of Treasury Notes issued in currencies other than EUR); and

(vi)	to provide the Domiciliary Agent with any supplement to, or new version of, the Information Memorandum in due time and in any case before its signing date.

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(d)	The Issuer shall not issue or trade any Treasury Notes in currencies other than Euro and USD or, subject to (i) the terms of the Dealer Agreement, (ii) the written consent of the Domiciliary Agent and (iii) compliance with any applicable legal and regulatory requirements (including the rules of the Clearing System), any other Foreign Currency, nor with a Tenor longer than 364 days.

(e)	The Issuer represents and warrants to the Domiciliary Agent that, to its best knowledge, the Information Memorandum has been approved by it and contains all necessary information on the Issuer, as the case may be, the Programme and the rights attached to and the terms and conditions of the Treasury Notes, and that the information contained or incorporated by reference in the Information Memorandum is true and accurate in all material respects and not misleading and there are no other facts the omission of which makes the Information Memorandum as a whole or any information contained or incorporated by reference therein misleading.

(f)	The Issuer undertakes that, as long as any Treasury Notes are outstanding or as long as any sums may be due in respect of Treasury Notes, the Issuer’s Account shall remain in full force and effect, and that on any Interest Payment Date or Maturity Date, the Domiciliary Agent shall have at the right and possibility to directly debit the Issuer’s Account for a maximum amount equal to the amount standing to the credit of the Issuer’s Account (including any overdraft facilities available).

9.	INDEMNITY

(a)	The Issuer will indemnify and hold harmless on demand the Domiciliary Agent, each of its respective affiliates and each person who controls it, and each of its respective directors, officers, employees and agents (each an “Indemnified Party”), against any and all losses, claims, damages, liabilities or expenses (including, without limitation, costs of investigation and defence, reasonable legal fees and disbursements) to which that indemnified party may be subject directly arising out of or based upon:

(i)	the Issuer’s failure to make due payment under the Treasury Notes;

(ii)	any Treasury Notes not being issued for any reason (other than as a result of the gross negligence or wilful misconduct of the Domiciliary Agent or the failure of any Dealer to pay for such Treasury Notes) after an agreement for a Note Transaction has been made;

(iii)	any breach or alleged breach of the representations, warranties, covenants or agreements made or deemed to be repeated by the Issuer in this Agreement or any other Programme Agreement to which it is a party unless, in the case of an alleged breach only, the allegation is being made by an Indemnified Party; or

(iv)	any untrue statement or alleged untrue statement of any material fact contained in the Disclosure Documents or the omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect unless, in the case of an alleged untrue statement, the allegation is being made by an Indemnified Party.

(b)	In case any allegation as described in subparagraphs (iii) or (iv) above is made or any action is brought against any Indemnified Party in respect of which recovery may be sought from the Issuer under this Clause 9, the Indemnified Party shall promptly notify the Issuer (although failure to do so will not relieve the Issuer from any liability under this Agreement). If any such allegation is made, the parties agree to consult in good faith with respect to the nature of the allegation. Subject to paragraph (c) below, the Issuer may participate at its own expense in the defence of any action.

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(c)	If it so elects within a reasonable time after receipt of the notice referred to in paragraph (b) above, the Issuer may assume the defence of the action with legal advisers chosen by it and approved by the Indemnified Party (such approval not to be unreasonably withheld or delayed). Notwithstanding such election an Indemnified Party may employ separate legal advisers reasonably acceptable to the Issuer and the Issuer shall bear the reasonable fees and expenses of such separate legal advisers if:

(i)	the use of the legal advisers chosen by the Issuer to represent the Indemnified Party would present such legal advisers with a conflict of interest;

(ii)	the actual or potential defendants in, or targets of, any such action include both the Indemnified Party and the Issuer and the Indemnified Party concludes that there may be legal defences available to it and/or other Indemnified Parties which are different from or additional to those available to the Issuer;

(iii)	the Issuer has not employed legal advisers reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of the institution of such action; or

(iv)	the Issuer authorises the Indemnified Party to employ separate legal advisers at the expense of the Issuer.

(d)	If the Issuer assumes the defence of the action, the Issuer shall not be liable for any fees and expenses of legal advisers of the Indemnified Party incurred thereafter in connection with the action, except as stated in paragraph (c) above.

(e)	The Issuer shall not be liable in respect of any settlement of any action effected without its written consent, such consent not to be unreasonably withheld or delayed. The Issuer shall not, without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld or delayed) settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim or action in respect of which recovery may be sought (whether or not any Indemnified Party is an actual or potential party to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim or action and does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of a Indemnified Party.

(f)	The Domiciliary Agent will indemnify the Issuer against any and all losses, claims, damages, liabilities or expenses (including, without limitation, costs of investigation and defence, legal fees and disbursements) to which the Issuer may be subject directly arising out of or based upon any failure by the Domiciliary Agent to comply with its obligations under this Agreement caused by any gross negligence of wilful misconduct of the Domiciliary Agent.

10.	RECOURSE TO THE ISSUER

(a)	If the Domiciliary Agent has on any particular Business Day:

(i)	made a payment pursuant to Clause 5 above for the account of the Issuer in advance of confirmation of receipt of funds from the Dealer on that Business Day and/or

(ii)	made a payment pursuant to Clause 5 above on any Treasury Notes in advance of confirmation of receipt of funds from the Issuer on that Business Day,

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then the Domiciliary Agent may, at any time on or after such Business Day, require the Issuer to refund to or reimburse the Domiciliary Agent, on demand, the amount(s) still due by the Issuer or the relevant Dealer at such time within the framework of the payments made by the Domiciliary Agent under sub-paragraph(s) (i) or/and (ii) above.

(b)	If the Domiciliary Agent has on any particular Business Day made a payment to the Issuer in advance of confirmation of receipt of funds from the Dealer on that Business Day, and the amount for which such Dealer has subscribed for Treasury Notes has not been received by the Domiciliary Agent for value the date on which it has made such payment, the Domiciliary Agent will instruct the NBB to cancel such Treasury Notes upon receipt of the amount by the Domiciliary Agent from the Issuer in respect thereof.

(c)	In addition to refunding or reimbursing any funds to the Domiciliary Agent pursuant to paragraph (a) or (b) above, as applicable, the Issuer shall pay to the Domiciliary Agent on demand (in addition to any other amounts which then remain due from the Issuer to the Domiciliary Agent under this Agreement) interest for the period from and including the Business Day on which such funds should have been received by the Domiciliary Agent up to but excluding the Business Day on which the Domiciliary Agent receives reimbursement thereof, on an amount equal to the full amount of the payments made by the Domiciliary Agent and referred to in paragraphs (i) and (ii) of (a) above, calculated in conformity with market practice at the interest rate of one per cent (1%) per annum over the cost to the Domiciliary Agent of funding such amount in whatever manner it may reasonably select. Such interest shall accrue from day to day and shall be debited from the Issuer’s account with such frequency as the Domiciliary Agent may select as aforesaid.

11.	TERMINATION – RESIGNATION – SUCCESSION

11.1	Termination - resignation

(a)	The Issuer may terminate the appointment of the Domiciliary Agent and appoint another domiciliary agent as successor domiciliary agent under this agreement, and the Domiciliary Agent may resign from its appointment hereunder, at any time and in each case upon giving the other parties to this Agreement at least 30 days prior written notice to that effect. The Issuer agrees not to terminate the appointment of the Domiciliary Agent, or to appoint another Domiciliary Agent, and the Domiciliary Agent agrees not to resign from its appointment, in each case during a period of twelve months from the date of this Agreement.

Neither the resignation of the Domiciliary Agent nor the termination by the Issuer of its appointment as domiciliary agent shall take effect until the appointment of the successor domiciliary agent becomes effective and until all conditions of Clause 1.2 of the Clearing Agreement with respect to such succession or resignation are satisfied. Any change of domiciliary agent shall be notified to Treasury Noteholders upon at least 15 days’ notice.

Such termination or resignation shall not affect or alter the obligations of any party hereunder in respect of any Treasury Note outstanding at the time of the giving of such notice and for as long as such Treasury Notes remain outstanding.

If the Domiciliary Agent resigns or its appointment is terminated, the Domiciliary Agent shall, on the date on which such resignation or termination takes effect, pay to the successor domiciliary agent any amount held by it for payment in respect of the Treasury Notes and deliver to the successor domiciliary agent all Treasury Notes, records and other documents held by it pursuant to this agreement. Notwithstanding its resignation or the termination of its appointment, the Domiciliary Agent shall remain fully liable for the commitments, if not fulfilled by the said payment and delivery to the successor domiciliary agent, resulting from the Clearing Agreement that relate to Treasury Notes issued prior to the change of the Domiciliary Agent.

Euronav NV – Domiciliary Agency Agreement Execution Version 06 June 2017

(b)	The appointment of the Domiciliary Agent shall automatically terminate if at any time the Domiciliary Agent becomes incapable of acting, or is adjudged bankrupt or insolvent, or files a voluntary petition in bankruptcy or makes an assignment for the benefit of its creditors or consents to the appointment of a receiver, administrator or other similar official of all or any substantial part of its property or admits in writing its inability to pay or meet its debts as they mature or suspends payment thereof, or if a resolution is passed or an order made for the winding up or dissolution of the Domiciliary Agent or if a receiver, administrator or other similar official of the Domiciliary Agent or all or any substantial part of its property is appointed, or if any order of any court is entered approving any petition filed by or against it under the provisions of any applicable bankruptcy or insolvency law, or if any public officer takes charge or control of the Domiciliary Agent or its property or affairs for the purpose of rehabilitation, conservation or liquidation. The Issuer shall notify such termination to the NBB.

11.2	Succession

Any company into which the Domiciliary Agent may be merged or converted or any corporation with which the Domiciliary Agent may be consolidated or any corporation resulting from any merger, conversion or consolidation to which the Domiciliary Agent shall be a party shall, to the extent permitted by applicable law, be the successor Domiciliary Agent under this agreement. Notice of any such merger, conversion or consolidation shall forthwith be given to the Issuer.

11.3	Transfer

The Domiciliary Agent may assign its appointment hereunder to any other legal entity provided that the Issuer grants its approval in writing at least 10 days before such assignment is to take place (such approval not to be unreasonably withheld or delayed)

12.	FEES

The Issuer undertakes to pay in respect of the services under this Domiciliary Agency Agreement such fees and expenses as agreed in the expenses side letter dated on or about the date of this Domiciliary Agency Agreement.

13.	MISCELLANEOUS

(a)	Other relationships: Subject always to the Selling Restrictions, the Domiciliary Agent and any other person, whether or not acting for itself, may acquire, hold or dispose of any Treasury Note or other security (or any interest therein) of the Issuer or any other person, may enter into or be interested in any contract or transaction with any such person, and may act on, or as depositary, trustee or agent for, any committee or body of holders of securities of any other person, in each case with the same rights as it would have had if that Domiciliary Agent were not a Domiciliary Agent and need not account for any profit.

(b)	Holder to be treated as owner: Except as otherwise required by law, the Domiciliary Agent shall treat the holder of a Treasury Note as its absolute owner, and shall not be liable for doing so.

(c)	Purchase: Any Treasury Note purchased by the Issuer on the secondary market shall forthwith be cancelled; to that end the Issuer shall promptly inform the Domiciliary Agent, which shall in turn inform NBB and request cancellation of Treasury Notes so purchased.

(d)	Reliance on documents: The Domiciliary Agent shall not be liable in respect of anything done or suffered by it in reliance on a Treasury Note or other document or information from any electronic or other source reasonably believed by it to be genuine (when possible depending on the communication means and on the information provided by the Issuer, after having checked it with appropriate and reasonable diligence based on the specimen of signature to be supplied in due time by the Issuer) and to have been signed or otherwise given or disseminated by the proper parties.

Euronav NV – Domiciliary Agency Agreement Execution Version 06 June 2017

(e)	List of authorised persons: The Issuer shall provide the Domiciliary Agent with a copy of the certified list of persons authorised to take action on behalf of it in connection with this Agreement and shall notify the Domiciliary Agent promptly in writing if any of such persons ceases to be so authorised or if any additional person becomes so authorised. Unless and until notified of any such change, the Domiciliary Agent may rely on the certificate(s) most recently delivered to it and all instructions given in accordance with such certificate(s) shall be binding on the Issuer.

(f)	Amendments: The Domiciliary Agent and the Issuer may agree without the consent of the holders of the Treasury Notes to any modification of the provisions of this Agreement or any agreement supplemental to this Agreement either (i) which in the Domiciliary Agent’s opinion is of a formal, minor or technical nature or is made to correct a manifest error or to comply with mandatory provisions of law and (ii) any other modification to the provisions of this Agreement or any agreement supplemental to this Agreement.

14.	NOTICES

All notices under this Domiciliary Agency Agreement shall be given by mail, by e-mail, by telephone (promptly confirmed by facsimile) or by facsimile.

If the Domiciliary Agent changes the office through which it is acting for the purposes of this Domiciliary Agency Agreement (as set in the execution page of this Domiciliary Agency Agreement), it shall give to the Issuer and the Dealer(s) not less than 30 days prior written notice to that effect giving the address of the new office.

A notice shall be deemed received (if by mail) when delivered, (if by telephone) when made and (if by facsimile) when dispatched. Any notice by telephone or facsimile shall be promptly confirmed by mail.

If any notice is given to the Issuer, to:

Euronav NV

De Gerlachekaai 20

2000 Antwerpen

Belgium

Attn: Hugo De Stoop

E-Mail: finance@euronav.com

Phone : +32 3 247 44 11

Fax : +32 3 247 44 09

If any notice is given to the Domiciliary Agent, to:

BNP Paribas Fortis SA/NV

Montagne du Parc 3

B-1000 Brussels

Attn : Back Office Primary Market

Phone : + 32 2 565 75 30

Fax : + 32 2 565 62 56

E-Mail : belgiumdomestic@bnpparibasfortis.com

with a copy to docsecurities.mbc@bnpparibasfortis.com or +32 2 565 98 04 (fax) for any communication other than related to a trade confirmation

Euronav NV – Domiciliary Agency Agreement Execution Version 06 June 2017

If the Domiciliary Agent shall receive any notice or demand addressed to the Issuer by any Treasury Noteholder, the Domiciliary Agent shall promptly forward such notice or demand to the Issuer. The Domiciliary Agent will give notice to any Treasury Noteholder to the extent required by the Terms and Conditions, pursuant to written instructions of the Issuer.

15.	GOVERNING LAW & JURISDICTION

This Domiciliary Agency Agreement shall be governed by and construed in accordance with the laws of the Kingdom of Belgium and any dispute in relation therewith will be subject to the exclusive jurisdiction of the courts of Brussels, Belgium. The Issuer and the Domiciliary Agent irrevocably submit to the jurisdiction of such courts and waive any objection to proceedings in such courts whether on the ground of venue or on the ground that the proceedings have been brought in an inconvenient forum.

This Domiciliary Agency Agreement may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Domiciliary Agency Agreement.

The present Domiciliary Agency Agreement is executed on 6 June 2017 in 2 original copies, of which each party hereto acknowledges having received one.

for the Issuer,

Euronav NV

/s/ Egied Verbeeck	/s/ H. De Stoop
Name Egied Verbeeck	Name H. De Stoop
Title: Member of the Executive Committee	Title: Member of the Executive Committee

for the Domiciliary Agent,

BNP Paribas Fortis SA/NV

/s/ Martin de Patoul	/s/ Martine Van Sinay
Name Martin de Patoul	Name Martine Van Sinay
Title Company lawyer BNP Paribas Fortis	Title CP Dealer

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